Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of September 24, 2018, by and among Roan Holdings, LLC, a Delaware limited liability company (“Roan Holdings”), Roan Holdings Holdco, LLC, a Delaware limited liability company and wholly owned subsidiary of Roan Holdings (“Roan Holdco”), Roan Resources, Inc., a Delaware corporation (“Roan Inc.”), and Linn Merger Sub #3, LLC, a Delaware limited liability company and wholly owned subsidiary of Roan Inc. (“Merger Sub”). Each of Roan Holdings, Roan Holdco, Roan Inc. and Merger Sub may be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Roan Holdco was formed as a limited liability company pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on September 21, 2018;

WHEREAS, Roan Inc. was formed as a corporation pursuant to a Certificate of Incorporation filed with the Delaware Secretary of State on September 19, 2018;

WHEREAS, Merger Sub was formed as a limited liability company pursuant to a Certificate of Formation filed with the Delaware Secretary of State on September 20, 2018;

WHEREAS, immediately prior to the Effective Time (as defined below), Roan Inc.’s authorized capital stock shall consist of 300,000,000 shares, consisting of: (i) 270,000,000 shares of Class A common stock, par value $0.001 per share (“Roan Common Stock”), of which 76,269,766 shares will be issued and outstanding, and (ii) 30,000,000 shares of preferred stock, par value $0.001 per share (“Roan Preferred Stock”), none of which will be issued and outstanding;

WHEREAS, as of the date hereof, Roan Holdings is the sole member of Roan Holdco, and is the sole holder of all outstanding limited liability company interests of Roan Holdco (the “Roan Holdco Interests”);

WHEREAS, as of the date hereof, Roan Inc. is the sole member of Merger Sub, and is the sole holder of all outstanding limited liability company interests of Merger Sub (the “Merger Sub Interests”);

WHEREAS, pursuant to that certain Master Reorganization Agreement (the “Master Reorganization Agreement”), dated as of September 17, 2018, by and among Linn Energy, Inc., a Delaware corporation (“Linn”), Roan Holdings, and Roan Resources LLC, a Delaware limited liability company (“Roan Resources”), Linn and Roan Holdings have agreed to, among other things, reorganize their respective interests in Roan Resources under Roan Inc. on the terms and conditions set forth therein (collectively, the “Reorganization”);

WHEREAS, as part of the Reorganization and on the date hereof but prior to the Effective Time, Linn created a new holding company structure by merging Linn Merger Sub #2, LLC, a Delaware limited liability company (“Linn Merger Sub #2”), with and into Linn with (i) Linn continuing as the surviving corporation of such merger as a wholly owned subsidiary of Roan Inc. and (ii) each outstanding share (or any fraction thereof) of issued and outstanding capital stock of

Linn being converted in such merger into a share (or any fraction thereof) of capital stock of Roan Inc., in each case, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Linn, Roan Inc. and Linn Merger Sub #2 (collectively, the “Linn Merger”);

WHEREAS, as part of the Reorganization and immediately following the Linn Merger, Roan Holdings, Roan Inc., Roan Holdco and Merger Sub intend to effect a merger of Merger Sub with and into Roan Holdco with Roan Holdco continuing as the surviving entity of such merger in accordance with the Master Reorganization Agreement, this Agreement and the Act (as defined below) (the “Merger”);

WHEREAS, upon consummation of the Merger, Roan Holdco will become a wholly owned subsidiary of Roan Inc. and Roan Holdings will receive Roan Common Stock as consideration for the Roan Holdco Interests and the Merger as described in this Agreement;

WHEREAS, it is the intention of the parties hereto that the Reorganization shall qualify under Section 351 of the Code;

WHEREAS, the board of managers of Roan Holdings, in its individual capacity and in its capacity as the sole member of Roan Holdco, has approved and declared advisable the Merger and this Agreement;

WHEREAS, the board of directors of Roan Inc., in its individual capacity and in its capacity as the sole member of Merger Sub, has approved and declared advisable the Merger and this Agreement and has directed that this agreement be submitted to the stockholders of Roan Inc.; and

WHEREAS, based on the foregoing, the Parties desire to consummate the Merger and the transactions contemplated thereby on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing recitals and of the covenants and agreements hereinafter set forth and for the purpose of prescribing the terms and conditions of the Merger, the Parties agree as follows:

Section 1.    Consummation of the Merger. Merger Sub shall, at the Effective Time, be merged with and into Roan Holdco, with Roan Holdco surviving, pursuant to Section 18-209 and the other relevant provisions of the Limited Liability Company Act of the State of Delaware (the “Act”) and in accordance with the terms and conditions of this Agreement. The Merger shall become effective on the time and date that a certificate of merger with respect to the Merger in the form of Exhibit A (the “Certificate of Merger”) is duly filed with the Delaware Secretary of State or at such later date and time as the Parties shall agree and specify in the Certificate of Merger (such time and date being referred to herein as, the “Effective Time”). As soon as is practicable after the date hereof, the Parties (a) will cause to be filed with the Delaware Secretary of State such Certificate of Merger or other appropriate documents executed in accordance with the relevant provisions of the Act and (b) will make all other filings, recordings or publications required by the Act in connection with the Merger.

Section 2.    Effects of the Merger. At the Effective Time, the separate existence of Merger Sub shall cease, and Merger Sub shall be merged, in accordance with the provisions of the Act and this Agreement, with and into Roan Holdco, with Roan Holdco continuing as the surviving limited liability company of the Merger (the “Surviving Company”), and the Surviving Company shall possess all the properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, duties and liabilities of each of Roan Holdco and Merger Sub; and all such things shall be taken and deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested by deed or otherwise in either of Roan Holdco or Merger Sub, shall be vested in the Surviving Company without reversion or impairment. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Roan Holdco or Merger Sub, may be prosecuted to judgment or decree as if the Merger had not taken place, and the Surviving Company may be substituted in any such action or proceeding.

Section 3.    Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other person or entity:

(i)    Conversion of Roan Holdco Interests. All of the Roan Holdco Interests issued and outstanding immediately prior to the Effective Time shall be (a) converted into and thereafter represent all of the outstanding limited liability company interests of the Surviving Company and (b) upon such conversion, held solely by Roan Inc.

(ii)    Cancellation of Merger Sub Interests. All of the Merger Sub Interests issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be provided therefor.

Section 4.    Issuance of Roan Common Stock. In consideration for the Roan Holdco Interests and the Merger, at the Effective Time, Roan Inc., or such other agents as may be appointed by Roan Inc., shall (i) issue to Roan Holdings 76,269,766 shares of Roan Common Stock, which shares shall represent, as of the Effective Time, 50% of all outstanding securities and any securities issuable pursuant to options, restricted stock units, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Roan Inc. Common Stock (or other securities of Roan Inc.), but excluding any such securities, convertible securities or other rights issued or issuable in connection with the MIP Conversion (as defined in the Master Reorganization Agreement) (including any increases in the number of shares of Roan Inc. Common Stock issuable in connection with the MIP Conversion), and (ii) update the books and records of Roan Inc. or its transfer agents.

Section 5.    Certificate of Formation of the Surviving Company. The Certificate of Formation of Roan Holdco as in effect before the Effective Time shall be and remain the Certificate of Formation of the Surviving Company, after the Effective Time, until the same shall thereafter be altered, amended, or repealed in accordance with its terms and applicable law.

Section 6.    Limited Liability Company Agreement. The Limited Liability Company Agreement of Roan Holdco as in effect before the Effective Time shall be and remain the Limited

Liability Company Agreement of the Surviving Company after the Effective Time, until the same shall thereafter be altered, amended, or repealed in accordance with its terms and applicable law, except as follows:

(i) Section 4 shall be amended in its entirety as follows:

Roan Resources, Inc., a Delaware corporation (the “Sole Member”), shall be the sole member of the Company.

Section 7.    Miscellaneous.

(i)    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(ii)    Intended Tax Treatment. The Parties each intend that the Reorganization qualify under Section 351 of the Code (and any similar provision of state, local, or non-U.S. Tax law). The Parties will comply with the statement and filing requirements of Treasury Regulations Section 1.351-3. No Party shall take any position that is inconsistent with the treatment contemplated by this paragraph unless required by applicable law pursuant to a “final determination” pursuant to Section 1313 of the Code.

(iii)    Integration. All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, among the Parties, or their representatives, are merged into this Agreement, and this Agreement shall constitute the entire understanding among the Parties with respect to the subject matter hereof. For purposes of clarity, the Master Reorganization Agreement is not merged into this Agreement, and further, in the event of conflict between the terms of the Master Reorganization Agreement and this Agreement, the Master Reorganization Agreement shall control.

(iv)    Amendments; No Waivers. Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all of the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(v)    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties.

(vi)    Governing Law. This Agreement and the rights of the Parties shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without giving effect to any conflicts of law principles or other rules that would result in the application of the laws of a different jurisdiction.

(vii)    Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(viii)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date set forth above.

ROAN HOLDINGS, LLC

By	/s/ Paul B. Loyd, Jr.
Name:	Paul B. Loyd, Jr.
Title:	President

ROAN HOLDINGS HOLDCO, LLC

By	/s/ Paul B. Loyd, Jr.
Name:	Paul B. Loyd, Jr.
Title:	President

ROAN RESOURCES, INC.

By	/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

LINN MERGER SUB #3, LLC

By:	ROAN RESOURCES, INC., its sole member

By	/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

CERTIFICATE OF MERGER MERGING ROAN HOLDINGS HOLDCO, LLC a Delaware limited liability company

AND

LINN MERGER SUB #3, LLC a Delaware limited liability company

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger as of September 24, 2018:

FIRST:    The name of the surviving limited liability company is Roan Holdings Holdco, LLC (“Roan Holdco”). The jurisdiction of formation of Roan Holdco is the State of Delaware.

SECOND:    The name of the limited liability company being merged into the surviving limited liability company is Linn Merger Sub #3, LLC (“Merger Sub”). The jurisdiction of formation of Merger Sub is the State of Delaware.

THIRD:    An Agreement and Plan of Merger, dated as of the day hereof, by and among Roan Holdings, LLC, a Delaware limited liability company, Roan Holdco, Roan Resources, Inc., a Delaware corporation and Merger Sub (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies in accordance with Title 6, Section 18-209 of the Delaware Limited Liability Company Act.

FOURTH:    The Merger Agreement is on file at the place of business of the surviving limited liability company located at:

Roan Holdings Holdco, LLC

10000 Memorial Dr.

Suite 550

Houston, TX 77024

FIFTH:    The merger shall become effective upon filing with the Secretary of State of the State of Delaware.

SIXTH:    A copy of the Merger Agreement will be furnished by Roan Holdco on request, without cost, to any member of any domestic limited liability company or any person holding an interest in any other business entity which is to merge or consolidate in connection with the merger hereto.

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IN WITNESS WHEREOF, said surviving limited liability company has caused this Certificate of Merger to be executed as of the date first set forth above.

ROAN HOLDINGS HOLDCO, LLC

By: Roan Holdings, LLC, its sole member

By:
Name:
Title:

Signature Page to the Certificate of Merger